Exhibit 99.1

DECEMBER 4, 2001

SAUER-DANFOSS INC. NAMES NEW CHIEF FINANCIAL OFFICER

AMES, Iowa, USA, December 4, 2001 – Sauer-Danfoss Inc. (NYSE: SHS; FSE: SAR) today announced the appointment of Karl J. Schmidt as Executive Vice President and Chief Financial Officer, effective January 1, 2002.  Mr. Schmidt was formerly Executive Vice President and Chief Financial Officer at Degussa-Hüls Corporation, a $2 billion international specialty chemicals company headquartered in New Jersey.  Since 1978, he has served in a variety of financial positions, in both Germany and the United States, with Degussa AG, a publicly listed chemical, pharmaceuticals and precious metals company with worldwide revenue of $17 billion in 2000.

David L. Pfeifle, President and Chief Executive Officer of Sauer-Danfoss Inc., welcomed Mr. Schmidt to the Sauer-Danfoss organization.  “Karl brings a solid background in international finance to our Company.  He has proven experience in mergers and acquisitions as well as international investor relations.  Karl will be a strong addition to our Executive Office.”

Mr. Schmidt will be responsible for Finance, Administration, Investor Relations, and Information Technology functions.

Sauer-Danfoss Inc. is a worldwide leader in the design, manufacture and sale of engineered hydraulic systems, components, and electronics for use primarily in applications of mobile equipment.  Sauer-Danfoss, with approximately 7,000 employees worldwide and sales of about $950 million, has manufacturing and engineering capabilities in Europe, the Americas, and the Asia-Pacific region, and principal business centers in Ames, Iowa; Neumünster, Germany; and Nordborg, Denmark.  More details online at www.sauer-danfoss.com.

For further information please contact:

Sauer-Danfoss Inc. – Investor Relations

Kenneth D. McCuskey	Sauer-Danfoss Inc.	Phone:	(515) 239-6364
Vice President - Finance	2800 East 13th Street	Fax:	(515) 239-6443
	Ames, Iowa, USA, 50010	kmccuskey@sauer-danfoss.com

John N. Langrick	Sauer-Danfoss Inc.	Phone:	+49-4321-871-190
Director of Finance - Europe	Krokamp 35	Fax:	+49-4321-871-121
	D-24539 Neumünster	jlangrick@sauer-danfoss.com

Internet: http://www.sauer-danfoss.com